EXHIBIT 10.6
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           ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS
           -------------------------------------------------

     THIS ASSIGNMENT (this "Assignment") is made and entered into as of the 31st day of October, 2003, by and between OTR, an Ohio general partnership acting as duly authorized nominee on behalf of the State Teachers Retirement Board of Ohio ("Assignor"), and AMLI RESIDENTIAL PROPERTIES, L.P., a Delaware limited partnership ("Assignee").


                               RECITALS
                               --------

     A. Assignor owns 90% of the membership interests, and Assignee owns 10% of the membership interests, in Amli at Danada L.L.C, an Illinois limited liability company (the "Company"), pursuant to that certain Operating Agreement of Amli at Danada L.L.C. dated as of February 28, 1997 (the "Operating Agreement"); capitalized terms used herein and not defined herein shall have the meanings given them in the Operating Agreement).

     B. The Company owns real property located in Wheaton, Illinois, upon which the Company owns, operates and manages an apartment community known as Amli at Danada Farms (the "Community").

     C. Assignor desires to assign and Assignee desires to acquire all of Assignor's right, title and interest in Assignor's membership interests in the Company (the "Assigned Interests") and all interests, rights and obligations under the Operating Agreement with respect to the Assigned Interests only, as hereinafter provided.

           NOW, THEREFORE, in consideration of the foregoing Recitals, and the warranties and mutual covenants set forth herein, Assignor and Assignee hereby agree as follows:

           1. ASSIGNMENT OF ASSIGNED INTERESTS. Assignor hereby sells, assigns, transfers, conveys and delivers to Assignee, free and clear from any liens, encumbrances or defects of title, and Assignee hereby accepts, acquires and takes assignment and delivery of the Assigned Interests, including, but not limited to, all right, title and interest in and to the properties (real and personal), capital, cash flow distributions, profits and losses of the Company relating or allocable to the Assigned Interests.

           2. PURCHASE PRICE. In consideration of the sale, assignment, transfer, conveyance and delivery of the Assigned Interests, upon the execution hereof Assignee shall pay to Assignor cash in the amount of $41,890,453.10, determined in accordance with SCHEDULE A hereto (the "Purchase Price"). The Purchase Price is based upon a total Company value of $71,000,000, less outstanding debt as of the Effective Date and Assignor's pro rata portion of real estate taxes and certain other costs that relate to periods prior to the Effective Date that have been incurred but not yet paid by the Company. The Purchase Price shall be paid by wire transfer to such account as shall be provided in writing by Assignor.

           3. EFFECTIVE DATE. The assignment herein made is effective as of the date of this Assignment (the "Effective Date"), For all periods up to, but not including, the Effective Date, that portion of the net profits or net losses of the Company that are allocable to the Assigned Interests in accordance with the Operating Agreement shall be credited, charged or distributed, as the case may be, to Assignor and not to Assignee and, for all periods from and after the Effective Date, that portion of the net profits or net losses of the Company allocable to the Assigned Interests shall be credited, charged or distributed, as the case may be, to Assignee and not to Assignor.


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           4.    PRORATIONS.

           (a) On or prior to February 26, 2004, Assignor and Assignee shall agree upon the prorations set forth in this Section 4. Any payments owing as a result of such prorations shall be made as soon as reasonably practicable after such agreement is reached. For purposes of making the prorations, the Effective Date shall belong to Assignee and all prorations hereinafter provided to be made as of the Effective Date shall each be made as of the end of the day before the Effective Date. In each such proration set forth below, the portion thereof applicable to periods beginning as of the Effective Date shall be credited or charged to Assignee and the portion thereof applicable to periods ending immediately prior to the Effective Date shall be credited or charged to Assignor.

                 1. TAXES AND ASSESSMENTS. General real estate taxes and assessments imposed by governmental authority and any assessments imposed by private covenant constituting a lien or charge on the Community for all tax periods through and including the then current calendar year or other current tax period (collectively, "Taxes") not yet due and payable shall be prorated; provided, however, that an initial estimated proration of Taxes for all periods prior to the Effective Date has been reflected in the Purchase Price as set forth on Schedule A hereto. If a final tax bill for any period is available prior to the proration under this Section 4(a), the Taxes for such period shall be allocated on a fair and equitable basis according to this Section 4(a) as a final proration, with a final and complete proration of Taxes for all other tax periods, for which final tax bills are not available prior to the proration under this Section 4(a), to be made pursuant to Section 4(b); provided, that, if the final tax bills for all periods are available prior to the proration under this Section 4(a), the Taxes and all other items to be prorated shall be allocated on a fair and equitable basis according to this Section 4(a) as a final proration.

                 2. COLLECTED RENT. All collected rent and other collected income (and any applicable state or local tax on rent) under apartment leases in effect on the Effective Date shall be prorated. Uncollected rent and other income shall not be prorated. Assignee agrees to make all reasonable efforts to collect, and to cause the Company to collect, any rents applicable to the period prior to the Effective Date. Such rents paid by tenants on or after the Effective Date relating to their occupancy of the Community prior to the Effective Date shall be prorated on an if, as and when collected basis. Any amount collected by Assignee on or after the Effective Date from tenants who owe rent for periods prior to the Effective Date shall be applied (i) first, in payment of rent for the period (if any) after the month in which the Effective Date occurs through the end of the month in which such amount is collected if the rent for such month is then due and payable
           (ii) second, in payment of rent for the month in which the Effective Date occurs, and (iii) third, in payment of rent for the months preceding the month in which the Effective Date occurs to the extent rent for such months preceding the Effective Date remains unpaid. Any prepaid rents for the period on or after the Effective Date shall be credited to Assignee.

                 3. UTILITIES. Utilities, including water, sewer, electric, and gas based upon the last reading of meters prior to the Effective Date shall be prorated. The Company shall endeavor to obtain meter readings on the day before the Effective Date, and if such readings are obtained, the proration of such items shall be based upon such readings.




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                 4.   FEES AND CHARGES UNDER SERVICE CONTRACTS.  Fees
           and charges under contracts for the provision of services to the Company based upon the periods to which such service contracts relate shall be prorated.

                 5. DEPOSITS. Nonrefundable deposits or other cash held by the Company which would be available for distribution to the Members if the Company were to be liquidated shall be prorated.

           (b) If a final proration with respect to any Taxes cannot be made under this Section 4 on or before February 26, 2004, then Assignee and Assignor agree to perform a final proration of such Taxes and any other remaining undetermined items on a fair and equitable basis as soon as the applicable tax bills for such tax periods are available, with final adjustment to be made as soon as reasonably possible thereafter. Payments in connection with the final adjustment shall be made as soon as reasonably practicable after such final adjustment is agreed upon.

           (c) Assignor shall have reasonable access to, and the right to inspect and audit, the Company's books to confirm the prorations. Any such audit shall be at Assignor's sole cost and expense.

     5. REPRESENTATIONS OF ASSIGNOR. Assignor hereby represents and warrants to Assignee that:

           (a) Assignor is duly organized and validly existing under the laws of the state of its organization and has been duly authorized by all necessary and appropriate action to enter into this Assignment and to consummate the transactions contemplated hereby. This Assignment is a valid and binding obligation of Assignor, enforceable against Assignor in accordance with its terms, except insofar as enforceability may be affected by bankruptcy, insolvency or similar laws affecting creditor's rights generally and the availability of any particular equitable remedy.

           (b) Assignor is the record and beneficial owner of all of the Assigned Interests, free and clear of any lien, claim, option, call, right of first refusal, charge, encumbrance, restriction on transfer (other than any restriction under the Securities Act of 1933, as amended, or state securities or "blue sky" laws) or other right of any other party. The Assigned Interests represent all of Assignor's ownership interest in the Company,

           (c) Assignor's execution and delivery of this Assignment, its performance of its obligations hereunder and its consummation and the validity of the transactions contemplated hereby do not require it to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm, or any public, governmental or regulatory body or judicial authority, which has not previously been obtained, provided that Assignor makes no representation or warranty regarding any consent required to be obtained from the Prudential Insurance Company of America with respect to this Agreement.

     6. REPRESENTATIONS OF ASSIGNEE. Assignee hereby represents and warrants to Assignor that:

           (a) Assignee is duly organized and validly existing under the laws of the state of its organization and has been duly authorized by all necessary and appropriate action to enter into this Assignment and to consummate the transactions contemplated hereby. This Assignment is a valid and binding obligation of Assignee, enforceable against Assignee in accordance with its terms, except insofar as enforceability may be affected by bankruptcy, insolvency or similar laws affecting creditor's rights generally and the availability of any particular equitable remedy.


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


           (b) Assignee's execution and delivery of this Assignment, its performance of its obligations hereunder and its consummation and the validity of the transactions contemplated hereby do not require it to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm, including without limitation, The Prudential Insurance Company of America, the holder of a mortgage encumbering title to the Community, or any public, governmental or regulatory body or judicial authority, which has not previously been obtained.

           (c) Assignee has obtained all consents required to be obtained from The Prudential Insurance Company of America with respect to this Agreement.

     7. ASSUMPTION BY ASSIGNEE; INDEMNITY. Assignee hereby: (i) accepts the Assigned Interests and all rights of Assignor under the Operating Agreement in respect thereof; and (ii) assumes (A) all of the liabilities of the Company as they relate to the Assigned Interests accruing on or after the Effective Date and (B) all obligations of Assignor under the Operating Agreement in respect of the Assigned Interests, accruing on or after the Effective Date, and agrees to be bound by the provisions thereof with respect thereto. In no event shall the liabilities or obligations assumed by Assignee include any federal or state income tax liabilities of Assignor relating to the Company or the Assigned Interests incurred or accrued, whether known or unknown, as of the Effective Date. Assignee does hereby indemnify, defend, protect, save, and hold forever harmless Assignor, its partners, affiliates, employees, and agents from and against, any and all claims, demands, suits, causes of action, controversies, liabilities, costs, expenses, and losses, including, without limitation, reasonable attorneys' fees and expenses, arising from or relating to any obligation whatsoever under the Operating Agreement due and payable, or arising or accruing from events occurring, on the Effective Date or at any time thereafter.

     8. NO BROKERS. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from Assignor or Assignee or any of their respective Affiliates in connection with this Assignment or the transactions contemplated hereby. Assignor agrees to indemnify and hold Assignee free and harmless, and Assignee agrees to indemnify and hold Assignor free and harmless, from and against any and all claims, demands, suits, causes of action, controversies, liabilities, costs expenses, and losses, including, without limitation, reasonable attorneys' fees and expenses that the indemnified party may suffer as a result of any claims made or suits brought by any broker, salesperson, agent or finder who claims to have introduced or to have been retained by the indemnifying party in connection with this transaction.

     9. FURTHER ASSURANCES. Each party, at its sole cost and expense, upon request of the other party, shall execute and deliver such further instruments and do or cause to be done such further acts as may be reasonably necessary to be done by such party to effectuate and confirm the assignment of the Assigned Interests.

     10.   MUTUAL RELEASE.

           (a) As of the Effective Date, except as explicitly provided in this Assignment Assignor, on its behalf and on behalf of each of its Affiliates and each of their respective representatives, agents, successors, assigns, officers, directors, members, managers, employees and each of them (collectively, the "Assignor Parties") hereby irrevocably waives, releases and discharges, absolutely and forever, Assignee, the Company and each of their Affiliates from any and all liabilities to Assignor or the other Assignor Parties of any kind and nature whatsoever (including in respect of any rights of contribution or indemnification), in respect of facts, events, circumstances or conditions occurring or arising prior to the Effective Date.


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


           (b) As of the Effective Date, except as explicitly provided in this Assignment, each of Assignee and the Company, on its behalf and on behalf of each of their respective Affiliates and each of their respective representatives, agents, successors, assigns, officers, directors, members, managers, employees and each of them (collectively, the "Assignee Parties") hereby irrevocably waives, releases and discharges, absolutely and forever, Assignor and each of its Affiliates, from any and all liabilities to Assignee, the Company or the other Assignee Parties of any kind and nature whatsoever (including in respect of any rights of contribution or indemnification), in respect of facts, events, circumstances or conditions occurring or arising prior to the Effective Date.

           (c)   Notwithstanding anything to the contrary in paragraphs
     (a) and (b) above, nothing in this Section 10 shall be construed as a waiver or release by or in favor of either party with respect to any rights either of them may have pursuant to this Assignment.

     11. SUCCESSORS AND ASSIGNS. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and the respective heirs, legal representatives, successors and assigns of each.

     12. SURVIVAL OF REPRESENTATIONS. The representations, warranties, covenants indemnities and agreements of the parties contained in this Assignment are the only such terms made or relied upon by the parties and shall survive the consummation of the transactions contemplated hereby.

     13. MODIFICATION AND WAIVER. No supplement, modification, waiver or termination of this Assignment or any provision hereof shall be binding unless executed in writing by the parties to be bound thereby. No waiver of any of the provisions of this Assignment shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     14. GOVERNING LAW. This Assignment shall be construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within said state.

     15. RECOURSE TO AMLI. ANYTHING CONTAINED HEREIN TO THE CONTRARY NOTWITHSTANDING, NO PERSONAL LIABILITY OR PERSONAL DEFICIENCY JUDGMENT SHALL BE ASSERTED OR ENFORCED AGAINST ANY PARTNERS OF ASSIGNEE, AGAINST THE TRUSTEES, OFFICERS, EMPLOYEES, AGENTS, PARTNERS, SHAREHOLDERS OR PRINCIPALS OF SUCH PARTNERS, OR AGAINST THE ASSETS OF ANY SUCH PARTIES, FOR PAYMENT OF ANY AMOUNT HEREUNDER OR FOR OBSERVANCE OR PERFORMANCE OF ANY OF THE OBLIGATIONS OF ASSIGNEE OR THE COMPANY. NOTHING CONTAINED ABOVE SHALL LIMIT THE REMEDIES AGAINST ANY PERSON FOR SUCH PERSON'S FRAUD OR INTENTIONAL MISCONDUCT, IN WHICH EVENT SUCH REMEDIES SHALL BE DETERMINED BY APPLICABLE LAW.

     16. RECOURSE TO OTR. ANYTHING CONTAINED HEREIN TO THE CONTRARY NOTWITHSTANDING, NO PERSONAL LIABILITY OR PERSONAL DEFICIENCY JUDGMENT SHALL BE ASSERTED OR ENFORCED AGAINST ANY PRESENT OR FUTURE (A) PARTNERS OF ASSIGNOR, (B) BOARD MEMBERS OR OFFICERS OF THE STATE TEACHERS RETIREMENT SYSTEM OF OHIO, (C) RETIRANT, BENEFICIARY, INTERNAL INVESTMENT CONTRACTOR, ATTORNEY OR AGENT THEREOF, (D) TRUSTEES, OFFICERS, EMPLOYEES, AGENTS, PARTNERS, SHAREHOLDERS OR PRINCIPALS OF SUCH PARTNERS, OR (E) ASSETS OF ANY SUCH PARTIES, FOR PAYMENT OF ANY AMOUNT HEREUNDER OR FOR OBSERVANCE OR PERFORMANCE OF ANY OF THE OBLIGATIONS OF ASSIGNOR. NOTHING CONTAINED ABOVE SHALL LIMIT THE REMEDIES AGAINST ANY PERSON FOR SUCH PERSON'S FRAUD OR INTENTIONAL MISCONDUCT, IN WHICH EVENT SUCH REMEDIES SHALL BE DETERMINED BY APPLICABLE LAW, AND THE FOREGOING SHALL NOT RELEASE THE BOARD OF THE STATE TEACHERS RETIREMENT SYSTEM OF OHIO FROM LIABILITY FOR THE OBLIGATIONS OF OTR HEREUNDER.







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


     17. TAX MATTERS. On the Effective Date, there shall be an interim closing of the Company's books and all items of the Company's Profits and Losses for the current fiscal year up to (but not including) the Effective Date shall be allocated to Assignor and Assignee in accordance with the Operating Agreement. Assignee shall cause the Company to prepare the tax return of the Company for the portion of the current fiscal year up to (but not including) the Effective Date (the "Termination Tax Return") as a result of the termination of the Company for tax purposes under Section 708(b)(1)(B) of the Internal Revenue Code of 1986, as amended. Assignee shall provide Assignor with a copy of the Termination Tax Return for Assignee's review and approval (which shall not be unreasonably withheld or delayed) prior to filing such return with the Internal Revenue Service. Assignor and Assignee shall each file all required federal, state and local income tax returns and related returns and reports in a timely manner consistent with the foregoing and as required by law.

     18. ENTIRE AGREEMENT. This Assignment contains all of the understandings and agreements of whatsoever kind and nature existing between Assignor and Assignee with respect to the subject matter hereof, and any and all other prior agreements between the parties with respect to such subject matter are hereby superseded.

     19. HEADINGS. All headings used herein are inserted for convenience and ease of reference only and shall not be considered in the construction or interpretation of any provision of this Assignment.

     20. SEVERABILITY. If any provisions of this Assignment shall be held by a court of competent jurisdiction to be contrary to law or public policy, or otherwise unenforceable the remaining provisions shall remain in full force and effect and a court of competent jurisdiction shall supply a provision or provisions to replace the affected provision(s) which most closely approximates the original intent of the parties.

                         *    *    *    *    *
































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


     IN WITNESS WHEREOF, this Assignment is executed as of the day and year first above written.


                      ASSIGNOR:
                      --------

                      OTR,
                      an Ohio general partnership


                      By:   /s/ Stephen A. Mitchell
                            ------------------------------
                            Name:  Stephen A. Mitchell
                            Title: General Partner



                      ASSIGNEE:
                      --------

                      AMLI RESIDENTIAL PROPERTIES, L.P.,
                      a Delaware limited partnership

                      By:   AMLI Residential Properties Trust,
                            a Maryland real estate investment trust,
                            its general partner


                            By:   /s/ Fred Shapiro
                                  ------------------------------
                                  Name:  Fred Shapiro
                                  Title: Senior Vice President




                      For purposes of Section 10(b) only:
                      ----------------------------------


                      AMLI AT DANADA L.L.C.,
                      an Illinois limited liability company


                      By:   /s/ Fred Shapiro
                            ------------------------------
                            Name:  Fred Shapiro
                            Title: Senior Vice President





















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


                              SCHEDULE A

                     Calculation of Purchase Price




Company Value                                        $  71,000,000

LESS: Outstanding debt of the Company
  as of the Effective Date                           $  23,274,824
                                                     -------------

Company Equity Value                                 $  47,725,176

Assignor's percentage interest                                 90%

Value of Assignor's membership interest              $  42,952,658

LESS: Assignor's share of unpaid real estate
  taxes accrued by the Company and relating
  to all periods prior to the Effective Date (1)     $     784,479

LESS:  Assignor's share of accrued
  principal and interest                             $     123,826

LESS: Assignor's share of contractually committed
  cost for painting of portions of the Community     $     153,900
                                                     -------------

Total Deductions                                     $   1,062,205
                                                     -------------

Purchase Price to be paid to Assignor by Assignee
  on the Effective Date                              $  41,890,453



     (1) This amount reflects the Assignor's pro rata portion of the Company's estimated real estate taxes for all periods prior to the Effective Date and which the Company has not yet paid as of the Effective Date. Because the Company makes distributions to its members on a cash basis, this amount reflects the excess distributions received by Assignor from the Company as a result of non-payment of the taxes. The Purchase Price is, therefore, reduced by this amount. A final proration of the real estate taxes will be completed in accordance with Section 4 of the Assignment upon receipt by the Company of the final tax bill.






















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